Exhibit 99.1
For more information, contact:
Ronald L. Smith
Chief Financial Officer
(336) 316-5545

Unifi, Inc. Calls for Redemption of its Senior Secured Notes; Enters into Commitment Letters for Senior Secured Credit Facility and Term Loan

GREENSBORO, N.C., April 24, 2012 - Unifi, Inc. (NYSE: UFI) (the “Company”) announced today that it is calling for redemption in full on May 24, 2012 the remaining principal amount of $123,722,000 of its outstanding 11.5% Senior Secured Notes due 2014 (the “Notes”).  The funds for the redemption will be provided by a new senior secured credit facility and term loan described below.  As a result of the redemptions and new facility and term loan, the Company will extend the maturity profile of its long-term indebtedness to May 2017 and expects approximately $9 million of annual interest expense savings compared to the fiscal year ended June 24, 2012.  In accordance with the terms of the indenture governing the Notes (the “Indenture”), the redemption price for the Notes will be 100% of the principal amount of the redeemed Notes, plus accrued and unpaid interest.

A formal notice of redemption will be sent separately to the holders of the Notes, in accordance with the terms of the Indenture.  The Company plans to finance this redemption using approximately $22 million of cash-on-hand, $60 million of borrowings under the new revolving credit facility and $80 million of borrowings under the term loans described below.

The Company also announced it entered into a Commitment Letter for a $150 million senior secured credit facility with Wells Fargo Bank, N.A., part of Wells Fargo & Company (NYSE: WFC), and Bank of America, N.A. (the “ABL Facility”), consisting of a $100 million revolving credit facility (the “ABL Revolver”) and a $50 million term loan (the “ABL Term Loan”).  In addition, the Company announced that it entered into a Commitment Letter with MacKay Shields LLC, solely in its capacity as investment adviser or subadviser with investment authority for certain discretionary client accounts, for a $30 million term loan (the “Term B Loan”).  The purposes of the ABL Facility and the Term B Loan are to refinance the Company’s existing indebtedness through the redemption of the Notes described above and the replacement of the Company’s current Amended and Restated Credit Agreement with Bank of America, N.A.  The ABL Facility and the Term B Loan are expected to become effective and fund on May 24, 2012 (the “Closing Date”), simultaneous with the redemption of the Notes.  The ABL Revolver, the ABL Term Loan and the Term B Loan are expected to have a maturity date of May 24, 2017.

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Unifi, Inc. Calls for Redemption of its Senior Secured Notes; Enters Into Commitment Letters for Senior Secured Credit Facility and Term Loan – Page 2

The redemption of the Notes and repayment of the current Amended and Restated Credit Agreement is expected to result in a one-time, pre-tax charge for early extinguishment of debt in the Company’s fiscal 2012 fourth quarter of approximately $2.3 million or about $0.11 per share.  This one-time pre-tax charge is a non-cash charge related to the write-off of the unamortized debt issuance costs associated with this extinguishment of debt.

Interest on borrowings under the ABL Facility and the Term B Loan are expected to be at variable rates, with initial borrowings under the ABL Revolver and the ABL Term Loan expected to bear interest of LIBOR plus 2.0% and LIBOR plus 2.5%, respectively.  Borrowings under the Term B Loan are expected to bear interest at LIBOR plus 7.5%, subject to a LIBOR floor of 1.25%.  Under the terms of the ABL Facility, the Company is generally required to hedge the interest rate exposure on a minimum of $50 million of borrowings.

The conditions to the lenders’ obligations to fund the ABL Facility and the Term B Loan include the delivery of all required documents, that no event of default will occur on the Closing Date, that the Company will have at least $22.5 million of pro forma excess availability under the ABL Revolver, the payment of all expenses required to be paid by Borrowers on the Closing Date and that there has not been the occurrence of any material adverse change.  Each of the ABL Facility and the Term B Loan are conditioned upon the consummation and performance of the other.  The closing is also subject to additional customary closing conditions and is expected to close and fund simultaneously with the redemption of the Notes.

Unifi, Inc. (NYSE: UFI) is a diversified producer and processor of multi-filament polyester and nylon textured yarns and related raw materials.  The Company adds value to the supply chain and enhances consumer demand for its products through the development and introduction of branded yarns that provide unique performance, comfort and aesthetic advantages.  Key Unifi brands include, but are not limited to: AIO® - all-in-one performance yarns, SORBTEK®, A.M.Y.®, MYNX® UV, REPREVE®, REFLEXX®, MICROVISTA® and SATURA®.  Unifi’s yarns and brands are readily found in home furnishings, apparel, legwear, and sewing thread, as well as industrial, automotive, military, and medical applications.  For more information about Unifi, visit www.unifi.com or to learn more about REPREVE®, visit the new website www.repreve.com.

Wells Fargo & Company (NYSE: WFC) is a nationwide, diversified, community-based financial services company with $1.3 trillion in assets. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, insurance, investments, mortgage, and consumer and commercial finance through more than 9,000 stores, 12,000 ATMs, the Internet (wellsfargo.com), and other distribution channels across North America and internationally. With more than 270,000 team members, Wells Fargo serves one in three households in America.  Wells Fargo & Company was ranked No. 23 on Fortune’s 2011 rankings of America’s largest corporations. Wells Fargo’s vision is to satisfy all our customers’ financial needs and help them succeed financially.

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Unifi, Inc. Calls for Redemption of its Senior Secured Notes; Enters Into Commitment Letters for Senior Secured Credit Facility and Term Loan – Page 3

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

This news release contains “forward-looking statements.”  You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters.  Rather, forward-looking statements include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events.  The forward-looking statements made in this report include, without limitation, statements concerning the completion and expected timing of closing the ABL Loan Facility and the Term B Loan.  Forward-looking statements may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will,” or words or phrases of similar meaning.  Because forward-looking statements reflect the Company’s current views with respect to future events and are based on assumptions, these statements are inherently subject to risks and uncertainties.  Many factors could affect our forward-looking statements, including, among others, the factors described under the caption “Risk Factors” in documents that we file with the Securities and Exchange Commission as well as the possibilities that the Company is unable to meet the closing conditions under the credit facility and term loan described in this news release.  New risk factors can emerge from time to time.  It is not possible for us to predict all of these risks, nor can we assess the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in forward-looking statements.  Given these risks and uncertainties, actual future results may be materially different from what we plan or expect.  We will not update forward-looking statements, even if our situation changes in the future, except as required by federal securities laws.

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